UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):	July 26, 2006

UGI Corporation
__________________________________________
(Exact name of registrant as specified in its charter)

Pennsylvania	1-11071	23-2668356
_____________________ (State or other jurisdiction	_____________ (Commission	______________ (I.R.S. Employer
of incorporation)	File Number)	Identification No.)

460 No.Gulph Road, King of Prussia, Pennsylvania		19406
_________________________________ (Address of principal executive offices)		___________ (Zip Code)

Registrant’s telephone number, including area code:	610 337-1000

Not Applicable
______________________________________________
Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

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Item 1.01 Entry into a Material Definitive Agreement.

On July 26, 2006, UGI Corporation’s (the "Company") indirect, wholly owned subsidiary, Flaga GmbH, an Austrian limited liability company ("Flaga"), entered into a term loan facility in the amount of €48,000,000 and a working capital facility of up to €8,000,000 with Raiffeisen Zentralbank Österreich Aktiengesellschaft ("RZB"). The Company provided RZB with unconditional corporate guarantees of all of Flaga’s performance and payment obligations under these facility loan documents.

In addition, on July 26, 2006, the Company’s indirect, 50% owned, Austrian joint venture subsidiary Zentraleuropa LPG Holding GmbH ("ZLH"), entered into a credit facility with RZB pursuant to which RZB provides a multi currency working capital facility of up to €8,000,000 equivalent. The Company provided RZB with an unconditional corporate guarantee of all of ZLH’s performance and payment obligations under the ZLH facility loan documents.

The term loan facility for Flaga GmbH consists of two facilities: Facility A, in the amount of €38,895,000, which is repayable semi annually with a final payment becoming due and payable on September 30, 2011, and Facility B, which consists of Tranche I in the amount of €2,731,500 and Tranche II in the amount of €6,373,500. Tranche I is repayable in one installment due on March 31, 2008, and Tranche II is repayable in one installment due on August 31, 2011. The term loan documentation contains customary covenants and terms for transactions of this type, including events of default provisions for non-payment, breaches of contract, false representations or warranties and material adverse change of Flaga. In addition, the failure of the Company to maintain certain financial ratios (i.e., return on assets, leverage ratio of debt to cash flow and an equity ratio) would constitute an event of default under the term loan documentation. Upon the occurrence of an event of default, the outstanding obligations under the term loan documentation may be accelerated and become due and payable immediately.

The Flaga GmbH working capital facility, which can be utilized as an overdraft facility or guarantee facility for the issuance of payment or performance guarantees to third parties, expires in 364 days. Aside from payment, interest and other terms, this working capital facility contains terms and provisions, including an event of default based on the failure of the Company to maintain the aforementioned financial ratios, that are similar to those found in the Flaga GmbH term loan documentation. Upon the occurrence of an event of default, the outstanding obligations under the working capital facility documentation may be accelerated and become due and payable immediately, and/or Flaga may be required to provide RZB with a cash deposit in an amount equal to the aggregate commitment of RZB for all outstanding third party guarantees granted under this facility.

ZLH may borrow amounts under its multi currency facility with RZB to provide working capital for its subsidiaries. This multi currency facility, which also expires in 364 days, contains terms and provisions, including an event of default based on the failure of the Company to maintain the aforementioned financial ratios, that are similar to those found in the loan documentation for the Flaga GmbH facilities. Upon the occurrence of an event of default, the outstanding obligations under the ZLH multi currency facility documentation may be accelerated and become due and payable immediately.

Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

Reference is made to the disclosure set forth under Item 1.01 above, which is incorporated herein by reference.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

UGI Corporation

August 1, 2006	By:	Margaret M. Calabrese

Name: Margaret M. Calabrese
Title: Secretary